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                                                                      EXHIBIT 11



                       UNION PACIFIC RESOURCES GROUP INC.

                        COMPUTATION OF EARNINGS PER SHARE
                              (Shares in Thousands)
                                   (Unaudited)


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
                                                                                   Three Months Ended
                                                                                        March 31,
                                                                                        ---------
                                                                                   2000            1999
                                                                                   ----            ----


Basic weighted average number of shares outstanding ..................              249,307         248,650

Dilutive weighted average shares issuable on exercise of stock
     options less shares repurchasable from proceeds .................                  118              15
                                                                                -----------     -----------

Diluted weighted average number of common and common
     equivalent shares ...............................................              249,425         248,665
                                                                                ===========     ===========


Income from continuing operations (millions) .........................          $      92.7     $      42.3
Income from discontinued operations (millions) .......................                   --           133.2
Extraordinary item (millions) ........................................                  2.9              --
                                                                                -----------     -----------
Net income (millions) ................................................          $      95.6     $     175.5
                                                                                ===========     ===========

Per share - basic and diluted
Income from continuing operations ....................................          $      0.37     $      0.17
Income from discontinued operations ..................................                   --            0.54
Extraordinary item ...................................................                 0.01              --
                                                                                -----------     -----------
Net income ...........................................................          $      0.38     $      0.71
                                                                                ===========     ===========
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